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The information contained in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-204309

PRELIMINARY PROSPECTUS SUPPLEMENT
SUBJECT TO COMPLETION, DATED NOVEMBER 23, 2015

PROSPECTUS SUPPLEMENT
(to prospectus dated November 17, 2015)

CLEAN DIESEL TECHNOLOGIES, INC.

Shares of Common Stock
Series B Pre-funded Warrants to Purchase                  Shares of Common Stock

We are offering an aggregate                  shares of our common stock, consisting of                  shares of common stock and Series B pre-funded warrants to purchase                  shares of our common stock. In a concurrent private placement, we are selling to the purchasers of shares of our common stock and Series B pre-funded warrants in this offering Series A warrants to purchase an aggregate of                  shares of our common stock at an exercise price of $            per share, which we refer to as the Series A warrants. In addition, as part of the private placement transaction, in exchange for the surrender and cancellation of certain outstanding warrants held by the purchasers in this offering, we will issue warrants, which we refer to as the exchange warrants, to purchase the number of shares represented by the cancelled warrants. The offering and sale of the Series A warrants, the exchange warrants and the shares of our common stock issuable upon the exercise of such warrants are not being registered under the Securities Act of 1933, as amended, or Securities Act, are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

Our common stock is listed on the NASDAQ Capital Market under the symbol "CDTI." On November 20, 2015, the last reported sale price of our shares of common stock was $1.60 per share.

Based on the reported sale price of $1.88 of our common stock on the NASDAQ Capital Market on November 2, 2015, the aggregate market value of our public float, calculated according to General Instruction I.B.6 of Form S-3, is approximately $31.1 million. Under the registration statement to which this prospectus supplement forms a part, we may not sell our securities in a primary offering with a value exceeding one-third of our public float in any 12-month period (unless our public float rises to $75.0 million or more). We have offered securities for an aggregate market value of $6,065,000 during the 12 calendar months preceding and including the date of this prospectus supplement pursuant to General Instruction I.B.6, and, accordingly, may sell up to $4,297,877 in stock and warrants hereunder.

Investing in our securities involves a high degree of risk. We refer you to the section entitled "Risk Factors" on page S-8 of this prospectus supplement and on page 3 of the accompanying prospectus and under similar sections in the documents we incorporate by reference into this prospectus.

We have engaged Oppenheimer & Co. Inc. as lead placement agent and Lake Street Capital Markets as co-placement agent in this offering to use their reasonable efforts to solicit offers to purchase the securities in this offering. The placement agents are not purchasing or selling any securities pursuant to this prospectus supplement or the accompanying prospectus, nor are we requiring any minimum purchase or sale of any specific number of securities. We have agreed to pay the placement agents the fees set forth in the table below.

	Per Share	Per Series B Pre-Funded Warrant	Total
Public Offering Price	$	$	$
Placement Agent Fees	$	$	$
Proceeds to CDTi (before expenses)	$	$	$

See the heading entitled "Plan of Distribution" on page S-34 of this prospectus supplement for additional disclosure regarding compensation to the placement agents payable by us.

Delivery of the securities is expected to be made on or about                                    , 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Oppenheimer & Co., Inc.

Lake Street Capital Markets

Prospectus Supplement dated                        , 2015

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process and consists of two parts. The first part is this prospectus supplement, which describes the terms of the securities being offered by us and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus. Generally, when we refer only to the "prospectus," we are referring to both parts combined. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents identified under the headings "Incorporation of Certain Documents by Reference" and "Where You Can Find More Information."

You should rely only on the information provided in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our securities. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Unless otherwise indicated or the context otherwise requires, references to "Clean Diesel Technologies," "Clean Diesel," "CDTI," the "Company," "we," "our" or "us," unless the context otherwise requires, refer to Clean Diesel Technologies, Inc.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information contained elsewhere in this prospectus supplement or incorporated by reference herein. This summary does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the risks related to our business and investing in our securities discussed under "Risk Factors" beginning on page S-8 and the other information and documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and related notes thereto.

Overview

We are transitioning our business from being a niche manufacturer of emissions control solutions for the automotive and heavy duty diesel markets to becoming an advanced materials technology provider for these markets. We have a proven ability to develop proprietary materials incorporating various base metals that replace costly platinum group metals, or PGMs, and rare earth metals in coatings on vehicle catalytic converters. Our business is driven by increasingly stringent global emission standards for internal combustion engines, which are major sources of a variety of harmful pollutants.

Over the past decade, we have developed several generations of high performance catalysts, including our low-PGM MPC® catalysts that are used on certain new Honda vehicles. Recently, we have expanded our materials platform to include new synergized-PGM diesel oxidation catalysts, or SPGMTM DOCs, Base-Metal Activated Rhodium Support, or BMARSTM, and SpinelTM technologies. Initial vehicle tests using these new technologies have demonstrated dramatic PGM savings compared to current OEM catalysts. We are in the process of introducing these new catalyst technologies to OEMs and other vehicle catalyst manufacturers in a proprietary powder form, which will allow them to capture the benefits of our advanced catalyst technology in their own manufacturing operations.

We also supply heavy duty diesel emissions control systems and products to major automakers, distributors, integrators and retrofitters.

We have more than 15 years history of supplying catalysts to light duty vehicle OEMs and 35 years of experience in the heavy duty diesel systems market. During these periods, we have developed a substantial portfolio of patents and related proprietary rights and extensive technological know-how.

We organize our operations in two business divisions: Catalyst and Heavy Duty Diesel Systems.

Catalyst:    Utilizing our advanced materials technology platform, we develop and produce catalysts to reduce emissions from gasoline, diesel and natural gas combustion engines. Most catalytic systems require significant amounts of costly PGMs to operate effectively. Using our proprietary mixed-phase catalyst, or MPC®, technology, we have developed a family of unique high-performance catalysts, featuring inexpensive base-metals with low or even no PGM content. We have recently developed a new generation of catalyst technologies, which we believe will enable further advances in catalyst performance and further reductions in PGM usage. Since 2001, we have supplied over twelve million parts to light duty vehicle OEM customers. Our Catalyst division is also a supplier of products for our Heavy Duty Diesel Systems division. Revenues from our Catalyst division accounted for 61% and 51% of the total consolidated revenues for the nine months ended September 30, 2015 and 2014, respectively.

Heavy Duty Diesel Systems:    We specialize in the design and manufacture of exhaust emissions control solutions for a wide range of heavy duty diesel applications. We offer a full range of DuraFitTM OEM replacement diesel particulate filters, or DPFs, and products for the verified retrofit and non-retrofit OEM markets through our distribution/dealer network and direct sales. We believe we offer one of the industry's most comprehensive portfolios of emissions control systems for use in engine retrofit programs that have been evaluated and verified as compliant with applicable state and federal regulations, as well as regulations imposed by several European countries. We have received certification from the Verification of Emission Reduction Technologies Association (VERT) for our Purifilter® exhaust gas recirculation (EGR) diesel particulate filter system, which expands our retrofit market opportunities into South America and other international locations. Sales of emissions control systems by our Heavy Duty Diesel Systems division are driven by the regulation of diesel emissions, particularly in the State of California. Revenues from our Heavy Duty Diesel Systems division accounted for 39% and 49% of the total consolidated revenues for the nine months ended September 30, 2015 and 2014, respectively.

Strategy

We are in the process of transitioning from being a niche manufacturer of emissions control solutions for the automotive and heavy duty diesel markets to becoming an advanced materials technology provider of proprietary powders for these markets. We believe that the transition to a powder-to-coat business model will allow us to achieve greater scale and higher return on our technology investment than in the past. In the short term, we expect to focus our efforts and resources in pursuing opportunities in fast growing markets in China and India, as well as North America, that we believe that we can serve profitably with our powder-to-coat business model.

In support of this strategy, we have filed a significant number of patents that underpin next-generation technology for our advanced low-PGM catalysts, and during 2015, we completed an initial series of vehicle tests to validate our next-generation technologies. Based on the success of these tests, we are beginning to make our new catalyst technologies available to OEMs and other catalytic coaters for use in proprietary powder form, and we foresee multiple paths to market our new technologies.

Last year, we were awarded two significant patents for our new Spinel™ technology, a proprietary clean emissions exhaust platform aimed at improved catalytic performance, which we believe will dramatically reduce the cost of compliance with more stringent clean-air requirements. This is becoming increasingly relevant as new standards, such as the United States Environmental Protection Agency's ("EPA") Tier 3, become effective and are expected to require increased loadings of PGMs to achieve compliance with conventional formulation technology.

Recent Developments

Appointment of New Chief Executive Officer and Acceleration of Transformation

We recently announced the hiring of a new Chief Executive Officer, Matthew Beale, a seasoned executive who has been serving on our Board. Our Executive Team, with input from our Board of Directors, is in the process of accelerating the execution of our business strategy. Among other things, we expect to aggressively complete our transformation from serving as a manufacturer of emissions solutions to a developer and supplier of proprietary powders used by other catalyst manufacturers for supply to the global automotive industry.

In addition, in connection with our ongoing strategic review, we are evaluating our business portfolio as well as our factory and employee utilization and other metrics with a view to more closely align revenues and expenses.

Initial Vehicle and Engine Test Results

  •
  SPGMTM diesel oxidation catalyst technology. Preliminary engine and vehicle test results indicate the achievement of emission control and system performance comparable to a leading OEM catalyst product while reducing PGM usage by over 80%.

  •
  BMARSTM technology. Initial test results also demonstrate that BMARSTM, with one catalyst and 50% less PGM, outperformed the OEM's typical two-catalyst system on a popular passenger car. These results provide OEMs the prospect of eliminating one of the catalyst units altogether, while achieving a greater than 50% PGM cost reduction on the remaining catalyst unit.

  •
  Spinel™ technology. Initial vehicle test results demonstrated that a Spinel™ underfloor catalyst with 97% less PGM usage achieved emissions control performance equivalent to the OEM catalyst. Testing of the Spinel™ close coupled catalyst is currently underway with results expected during the 2nd half of 2015.

Collaboration Agreement

We recently entered into a collaboration agreement with AP Exhaust Technologies, Inc., or AP Exhaust, to commercialize next-generation catalysts. This collaboration aims to bring to market our latest catalyst technologies, which include MPC®, BMARS™ and Spinel™, across portions of AP Exhaust's extensive aftermarket catalytic converter product line. This collaboration agreement is also expected to involve a powder-to-coat business model whereby we would sell AP Exhaust enabling proprietary catalytic powders that AP Exhaust would precision coat onto catalytic converter substrates in its state-of-the-art coating facility. The initial drive to commercialization will target the North American aftermarket for light duty replacement catalytic converters, and it is designed to achieve large-scale, rapid commercialization of our advanced catalyst technologies.

Company Information

Our principal executive offices are located at 1621 Fiske Place, Oxnard, California 93033 and our telephone number at that location is (805) 639-9458. We maintain an Internet website at www.cdti.com. Information contained in or accessible through our website does not constitute part of this prospectus supplement.

The Offering

Issuer	Clean Diesel Technologies, Inc.
Common stock offered	shares of our common stock, plus shares of our common stock underlying the Series B pre-funded warrants offered pursuant to this offering.
Series B pre-funded warrants offered

We are offering Series B pre-funded warrants to purchase up to                        shares of our common stock. Each Series B pre-funded warrant is exercisable upon issuance, subject to certain limitations. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the Series B pre-funded warrants. There is currently no market for the Series B pre-funded warrants and none is expected to develop after this offering.

Common stock to be outstanding immediately following this offering(1)	shares, or approximately shares of our common stock if the Series B pre-funded warrants offered pursuant to this offering are exercised in full.
Use of proceeds

We estimate that the net proceeds from the sale of our securities in this offering will be approximately $            million from this offering and the concurrent private placement, after deducting placement agent fees and expense reimbursements and our estimated expenses related to this offering and assuming no exercise of the Series B pre-funded warrants.

We intend to use the net proceeds from this offering for general corporate purposes, which may include working capital, general and administrative expenses, capital expenditures and implementation of our strategic priorities. See "Use of Proceeds" on page S-25.

Risk factors	This investment involves a high degree of risk. See "Risk Factors" for a discussion of factors you should consider carefully before making an investment decision.
NASDAQ Capital Market ticker symbol	"CDTI." The warrants are not and will not be listed on the NASDAQ Capital Market, or any other securities exchange.
Concurrent Private Placement

In a concurrent private placement, we are selling to the purchasers of shares of our common stock and the purchasers of the Series B pre-funds warrants in this offering Series A warrants to purchase            shares of our common stock. The Series A warrants will become exercisable seven months following the closing date of the offering at an exercise price of $        per share and will expire on the fifth anniversary of the date that the Series A warrants become exercisable. In addition, in exchange for the surrender and cancellation of certain outstanding warrants held by the purchasers, we will issue warrants, which we refer to as the exchange warrants, to purchase the number of shares represented by the cancelled warrants. The exchange warrants will become exercisable seven months following the closing date of the offering at an exercise price of $            per share and will expire seven months following the expiration date set forth in the cancelled warrant. The Series A warrants and the exchange warrants and the shares of our common stock issuable upon the exercise of the Series A warrants and the exchange warrants, respectively, are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. See "Private Placement Transaction."

(1)
The number of shares outstanding immediately following the offering is based on 16,828,806 shares of common stock outstanding as of September 30, 2015 and excludes as of such date unless otherwise noted:

•
867,347 shares of common stock subject to outstanding options with a weighted average exercise price of $5.20 per share;

•
297,181 shares subject to unvested restricted stock units with a weighted average grant date fair value of $2.55 per share;

•
2,110,069 shares of common stock issuable upon exercise of outstanding warrants (which does not include the warrants offered hereby nor give effect to the issuance of the exchange warrants) at an average weighted exercise price of $3.33 per share;

•
250,000 shares of common stock potentially issuable upon the conversion of convertible notes;

•
608,164 shares reserved for future issuance under our equity incentive plan; and

•
the shares of common stock issuable upon the exercise of the warrants offered hereby.

Summary Consolidated Financial Data

The following table sets forth our summary consolidated financial data for the periods indicated. We have derived our summary consolidated statement of comprehensive loss data for the years ended December 31, 2014 and 2013 and summary consolidated balance sheet data as of December 31, 2014 from our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014 and incorporated by reference in this prospectus supplement. The summary consolidated statement of comprehensive loss data presented below for the nine-month periods ended September 30, 2015 and 2014 and summary consolidated balance sheet data as of September 30, 2015 have been derived from our unaudited condensed consolidated financial statements, which include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information presented. The results for the nine months ended September 30, 2015 and 2014 are not necessarily indicative of the results to be expected for the entire fiscal year. You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes incorporated by reference into this prospectus supplement. Our historical results are not necessarily indicative of the results to be expected in any future period.

	Year Ended December 31,		Nine Months Ended September 30,
	2013	2014	2014	2015
			(unaudited)
Condensed Consolidated Statements of Comprehensive Loss (in thousands, except per share amounts):
Revenues	$51,801	$41,231	$32,563	$30,038
Cost of revenues	36,840	28,778	22,076	21,994
Net loss from continuing operations	(6,843)	(9,113)	(6,451)	(7,586)
Net loss per common share:
Net loss from continuing operations	(0.83)	(0.76)	(0.56)	(0.50)
Net loss	(0.86)	(0.78)	(0.57)	(0.50)

	As of December 31, 2014	As of September 30, 2015
		(unaudited)
Consolidated Balance Sheet Data (in thousands):
Cash	$7,220	$2,990
Working capital	5,012	676
Indebtedness	10,317	11,114
Stockholders' equity	6,993	1,533

RISK FACTORS

You should carefully consider the risk factors set forth below, under the caption "Risk Factors" in the accompanying prospectus and under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference." Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties that we are unaware of or that we believe are not material at the time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our common stock could decline, and you could lose all or part of your investment. See also the information contained under the heading "Cautionary Statement Regarding Forward-Looking Statements" immediately below.

Risks Relating to the Offering

We have not paid and do not intend to pay dividends on shares of our common stock. Investors in this offering may never obtain a return on their investment.

We have not paid dividends on our common stock since inception, and do not intend to pay any dividends to our stockholders in the foreseeable future. We intend to reinvest earnings, if any, in the development and expansion of our business. Accordingly, you will need to rely on sales of your common stock after price appreciation, which may never occur, in order to realize a return on your investment.

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

Our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to influence how the proceeds are being used. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, prospects, financial condition, operating results and cash flow.

There is uncertainty regarding the application of the federal and state securities laws to our offering of common stock and warrants, and there is a corresponding risk that we could be required to refund the purchase price of securities offered to purchasers who so elect.

We are conducting an offering under a registration statement filed with the Securities and Exchange Commission and a concurrent private placement intended to comply with the requirements of Section 4(a)(2) under the Securities Act of 1933, as amended, and Rule 506(b) promulgated thereunder. See "Private Placement Transaction." Shares of common stock and warrants are being offered and sold in combination. The shares of common stock and Series B pre-funded warrants are intended to be offered and sold in a transaction registered under the Securities Act, while the Series A warrants and shares of common stock issuable thereunder are intended to be offered and sold in a private placement exempt from the registration requirements of the Securities Act.

While we are aware of other transactions using a concurrent public/private offering approach, the Commission has not addressed whether concurrent public and private offerings and sales to the same prospective investors would adversely impact the public offering or preclude the private offering from satisfying the requirements of Rule 506(b). If the securities offered in our concurrent private placement do not satisfy the conditions of Rule 506(b), the offering would be a violation of Section 5 of the Securities Act and each purchaser would have the right to rescind its purchase of the securities, meaning that we would be required to refund the purchase price of the securities to each purchaser electing rescission. If that were to occur, we would face severe financial demands and reputational harm that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the Commission. It is also possible that additional remedies may be available to purchasers under applicable state law.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the public offering price per share of common stock is expected to be substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $                per share and corresponding warrant, if you purchase shares of common stock and warrants in this offering, you will suffer immediate and substantial dilution of approximately $                per share in the net tangible book value of the common stock you acquire. In the event that you exercise your warrants, you will experience additional dilution to the extent that the exercise price of those warrants is higher than the book value per share of our common stock.

We are limited, and may be further limited by this offering, from taking advantage of our significant U.S. federal tax loss carryforwards and tax credits.

On October 15, 2010, we completed a business combination with Catalytic Solutions, Inc. ("CSI") when our wholly-owned subsidiary merged with and into CSI, which we refer to herein as the Merger. In connection with the Merger, we performed a study to evaluate the status of net operating loss carryforwards as a result of the Merger. Because the Merger caused an "ownership change" (as defined for U.S. federal income tax purposes) as of the date of the Merger, our ability to use our net operating losses and credits in future tax years has been significantly limited. In addition, due to the "ownership change," our federal research and development credits have also been limited and, consequently, we do not anticipate being able to use any of these credits that existed as of the date of the Merger in future tax years. In addition, this offering, alone or in combination with other previous offerings of our equity securities, may further limit our ability to use our net operating losses and credits in future tax years. Our limited ability to use these net operating losses and tax credits could have an adverse effect on our results of operations.

Anti-takeover provisions could negatively impact our stockholders.

Provisions of Delaware law and provisions of our restated certificate of incorporation, as amended, and by-laws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. Additionally, our restated certificate of incorporation, as amended, authorizes our board of directors to issue series of preferred stock and such preferred stock could be issued as a defensive measure in response to a takeover proposal. These provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our stockholders.

There is no public market for the Series B pre-funded warrants to purchase common stock in this offering.

There is no established public trading market for the Series B pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Series B pre-funded warrants on any securities exchange. Without an active market, the liquidity of the Series B pre-funded warrants will be limited.

Holders of our Series B pre-funded warrants will have no rights as a common stockholder until such holders exercise their Series B pre-funded warrants and acquire our common stock.

Until holders of the Series B pre-funded warrants acquire shares of our common stock upon exercise of the warrants, holders of the Series B pre-funded warrants will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of the Series B pre-funded warrants, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

If we do not have sufficient shares authorized to issues shares upon exercise of the Series A warrants issued in the concurrent private placement, any exercise of the warrants will be settled in cash.

We intend to seek approval from our stockholders to approve an amendment to our certificate of incorporation to increase its authorized shares of common stock. We refer to this approval as the "Stockholder Approval." If we are unable to obtain the Stockholder Approval, we will not have sufficient shares to satisfy our obligation to issue shares of common stock upon exercise of the Series A warrants issued in the concurrent private placement. In such case, in the event that the Series A warrants are exercised, we are obligated to settle any exercise of the warrants in cash as provided in the warrants. If we are required to settle the exercise of the warrants in cash, could adversely impact our operations.

Our ability to complete this offering is essential to comply with the continued listing standards of the Nasdaq Capital Market.

As of September 30, 2015, we did not meet the Nasdaq Capital Market continued listing requirement with respect to our stockholders' equity. Upon completion of this offering, we believe that our as adjusted total stockholders' equity will be sufficient to meet the continued listing standards of the Nasdaq Capital Market. The Listing Qualifications staff of The NASDAQ Stock Market LLC (the "Listing Staff") has indicated that if we are unable to complete this offering, they will issue a notification letter that we are not in compliance with the continued listing standards of the Nasdaq Capital Market. As a result, failure to complete this offering will put us at risk of having our common stock delisted from the Nasdaq Capital Market. Even if we complete this offering, we may still receive a delisting notification if the Listing Staff determines that the Company will not be able to continue to comply with the Nasdaq Capital Market continued listing standards.

Risks Related to Our Financial Condition

We have incurred losses and have not experienced positive cash flows from operations in the past, and our independent registered public accounting firm expressed substantial doubt about our ability to continue as a going concern in their reports on our financial statements for the years ended December 31, 2014 and 2013. Our ability to achieve profitability and positive cash flows from operations, or finance negative cash flows from operations, could depend on reductions in our operating costs, which may not be achievable, or from increased sales, which may not occur.

We have suffered losses from operations since inception, and we had accumulated deficits of $198.7 million, $191.1 million and $181.7 million as of September 31, 2015 and December 31, 2014 and 2013, respectively. Additionally, we have historically operated with negative cash flows from operations. We had operating cash flow deficits of $8.8 million, $9.9 million and $0.4 million for the nine months ended September 30, 2015 and the years ended December 31, 2014 and 2013, respectively. Although we may identify areas where economies can be effected, whether or not we will be successful in realizing these cost-savings, as well as when we are able to effect these economies and the overall restructuring costs we may incur cannot be known at this time. In addition, while we have identified revenue opportunities that if realized would positively affect our cash flows, there is no assurance that such opportunities will be realized. All of these will be important factors in determining whether we will have sufficient cash resources available to maintain our operations for any appreciable length of time or seek to implement our business strategies, including with respect to the development, patent protection and commercialization of advanced low- and zero-platinum group metal, or ZPGM™, technologies. In the event that we are unable to generate revenues or raise additional funds, we may be required to delay, reduce or severely curtail our operations or the implementation of our business strategies or otherwise impede our on-going business efforts, which could have a material adverse effect on our business, operating results, financial condition and long-term prospects.

We could require additional working capital to maintain our operations in the form of funding from outside sources which may be limited, difficult to obtain, or unavailable on acceptable terms or not available at all, or in the case of an offering of common stock or securities convertible into or exercisable for common stock, may result in dilution to our existing stockholders

We have historically relied on outside sources of funding in the form of debt or equity. Although we have a demand credit facility backed by our receivables and inventory, there is no guarantee that we will be able to borrow to the full limit of $7.5 million if the lender chooses not to finance a portion of our receivables or inventory. Additionally, the lender may terminate the facility at any time. We were successful in raising net proceeds of $4.5 million and $9.9 million through public offerings of shares during the nine months ended September 30, 2015 and during the year ended December 31, 2014, respectively, but there is no guarantee that should the need arise, we will be able to do so again.

Any required additional funding may be in the form of debt financing or a private or public offering of equity securities. We believe that debt financing would be difficult to obtain because of our limited assets and cash flows as well as current general economic conditions. Any additional offering of shares of our common stock or of securities exercisable for or convertible into shares of our common stock may result in further dilution to our existing stockholders. Our ability to consummate a financing will depend not only on our ability to achieve positive operating results, but also on conditions then prevailing in the relevant capital markets. There can be no assurance that such funding will be available if needed, or on acceptable terms. In the event that we are unable to raise such funds, we may be required to delay, reduce or severely curtail our operations or the implementation of our business strategies or otherwise impede our on-going business efforts, which could have a material adverse effect on our business, operating results, financial condition and long-term prospects.

Future growth of our business depends, in part, on the general availability of funding for emissions control programs, enforcement of existing emissions-related environmental regulations, further tightening of emission standards worldwide, market acceptance of our catalyst products, and successful product verifications.

Future growth of our business depends in part on the general availability of funding for emissions control programs, which can be affected for economic as well as political reasons. For example, in light of the recent budget crisis in California, funding was not available for a state-funded emissions control project for off-road diesel equipment, and thus, its start date was pushed back. Additionally, funding for the EPA's Diesel Emissions Reductions Act, or DERA, for 2014 has been substantially reduced from historic levels, and future funding remains uncertain as budget discussions continue to be debated in the U.S. Congress. Funding under the U.S. Congestion Mitigation and Air Quality program, or CMAQ, can be used by states for a variety of emission reduction programs including purchase of new vehicles, building high occupancy travel lanes (car-pool lanes) and retrofit programs. To the extent that these funds are not used for retrofit programs, it limits our sales opportunities. Funding for these types of emissions control projects drives demand for our products. If such funding is not available, it can negatively affect our future growth prospects. In addition to funding, we also expect that our future business growth will be driven, in part, by the enforcement of existing emissions-related environmental regulations, further tightening of emissions standards worldwide, market acceptance of our catalyst products and successful product verifications. If such standards do not continue to become stricter or are loosened or are not enforced by governmental authorities due to commercial and business pressure or otherwise, it could have a material adverse effect on our business, operating results, financial condition and long-term prospects.

The pursuit of opportunities relating to special government mandated retrofit programs requires cash investment in operating expenses and working capital such as inventory and receivables prior to the realization of profits and cash from sales and, if we are not successful in accessing cash resources to make these investments, we may miss out on these opportunities; further, if we are not successful in generating sufficient sales from these opportunities, we will not realize the benefits of the investments in inventory, which could have an adverse effect on our business, financial condition and results of operations.

We are pursuing revenue generating opportunities relating to special government mandated retrofit programs such as those in California and potentially others in various jurisdictions in North America, Europe and Asia. Opportunities such as these require cash investment in operating expenses and working capital such as inventory and receivables prior to realizing profits and cash from sales. If we are not successful in accessing cash resources to make these investments, we may miss out on these opportunities. Further, if we are not successful in generating sufficient sales from these opportunities, we will not realize the benefits of the investments in inventory, which would have an adverse effect on our business, financial condition and results of operations.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results, which will likely result in significant legal and accounting expense and diversion of management resources, and current and potential stockholders may lose confidence in our financial reporting and the market price of our stock will likely decline.

We are required by the SEC to establish and maintain adequate internal control over financial reporting that provides reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. We are likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses in those internal controls.

Any failure to maintain internal controls could adversely affect our ability to report our financial results on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. If we do not file our financial statements on a timely basis as required by the SEC and The NASDAQ Capital Market, we could face negative consequences from those authorities. In either case, there could be a material adverse effect on our business. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock. We can give no assurance that material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, in the future our controls and procedures may no longer be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our consolidated financial statements. Responding to inquiries from the SEC or The NASDAQ Capital Market, regardless of the outcome, are likely to consume a significant amount of our management resources and cause us to incur significant legal and accounting expense. Further, many companies that have restated their historical financial statements have experienced a decline in stock price and related stockholder lawsuits.

Foreign currency fluctuations could impact financial performance.

Because of our activities in the United Kingdom, Europe, Canada and Asia, we are exposed to fluctuations in foreign currency rates. We may manage the risk to such exposure by entering into foreign currency futures and option contracts of which there were none during the nine months ended September 30, 2015 and in 2014 or 2013. Foreign currency fluctuations may have a significant effect on our operations in the future.

Risks Related to Our Business

We cannot assure you that we will be successful in our transition into an advanced materials supplier or that those efforts will have the intended effect of increasing profitability.

We are in the process of transitioning from being a niche manufacturer of emissions control solutions for the automotive and heavy duty diesel markets to becoming an advanced materials technology provider of proprietary powders for these markets. We believe that the transition to a powder-to-coat business model will allow us to achieve greater scale and higher return on our technology investment than in the past. In the short term, we expect to focus our efforts and resources in pursuing opportunities in fast growing markets in China and India, as well as North America, that we believe that we can serve profitably with our powder-to-coat business model. However, we cannot assure you that these efforts will be successful and, if they are, that they will have the intended effect of increasing profitability.

We may not be able to successfully implement this strategy for a number of reasons, including, but not limited to:

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  Unforeseen costs and delays;

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  Unexpected legal, regulatory, or administrative hurdles;

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  Unfamiliarity with these initiatives;

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  Restrictions on our technology; and

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  The inability to:

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  Obtain additional capital to pursue such strategies on favorable terms or at all;

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  Protect our intellectual property;

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  Secure viable alternatives to maximize the value of our assets and business;

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  Develop products that meet or exceed the qualification standards of OEMs and partners and provide greater value than alternatives;

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  Persuade other catalyst manufacturers to incorporate our technology in their products;

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  Find suitable third parties with whom to enter into partnering arrangements or invest in our business; and

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  Compete successfully or enter new markets.

We recently announced the hiring of a new Chief Executive Officer, and our Executive Team, with input from our Board of Directors, is in the process of accelerating the execution of our business strategy. However, we cannot assure you that we will successfully complete our transformation from serving as a manufacturer of emissions solutions to a developer and supplier of proprietary powders used by other catalyst manufacturers for supply to the global automotive industry or that those efforts will have the intended effect of increasing profitability.

Furthermore, in attempting to execute this strategy, we may harm our relationships with customers, suppliers, employees or other third parties, any of which could be significant. The process of exploring, financing, and realigning our strategic path may also be disruptive to our business. While we believe the pursuit of this strategy will have a positive effect on our profitability in the long-term, there is no assurance that this will be the case. If we are not successful in our efforts to carry out this strategy, our business, financial condition, and results of operation may be adversely affected.

Historically, we have been dependent on a few major customers, particularly Honda, for a significant portion of our revenue and our revenue would decline if we are unable to maintain those relationships, if customers reduce their orders for our products, or if we are unable to secure new customers. In addition, we have an expired agreement with Honda that may limit our rights to commercialize certain technology within the scope of that agreement and adversely affect our technology licensing strategy.

Historically, we have derived a significant portion of our revenue from a limited number of customers. For example, sales to Honda represented 98%, 98% and 95% of Catalyst division revenues and 60%, 52% and 41% of consolidated revenues for the nine months ended September 30, 2015 and the years ended December 31, 2014 and 2013, respectively. However, based on discussions with Honda, and acceleration of our powder-to-coat strategy, we anticipate that our supply of coated catalysts to Honda will begin to significantly decline in the second half of 2017, as certain current vehicle models are phased out. Accordingly, it will be critical that our powder-to-coat business strategy produces revenues with new customers, which may include Honda, directly or indirectly, to replace those from our current core catalyst business. While we continually seek to broaden our customer base, it is likely that through mid-2017 we will remain dependent on Honda to represent a substantial portion of our revenue. Manufacturers typically seek to have two or more sources of critical components; however, there can be no assurance that manufacturers for which we are a shared supplier will not sole source the products we supply. Once our product is designed into a vehicle model, we generally supply our component for the life of that model. There can be no assurance, however, that our customers will retain us for a full model term. In this regard, relationships with our customers are based on purchase orders rather than long-term formal supply agreements and customers can discontinue or materially reduce orders without warning or penalty. In addition, while new models tend to remain relatively stable for a few years, there can be no assurance that manufacturers will not change models more rapidly, or change the performance requirements of components used in those models, and use other suppliers for these new or revised models. Demand for our products is tied directly to demand for vehicles. Accordingly, factors that affect the truck and automobile markets have a direct effect on our business, including factors outside of our control, such as vehicle sales slowdowns due to economic concerns, or as a result of natural disasters, including earthquakes and/or tsunamis. The loss of one or more of our significant customers, or reduced demand from one or more of our significant customers, particularly Honda, would have an adverse effect on our revenue, and could affect our ability to become profitable or continue our business operations.

In conjunction with our longstanding relationship with Honda, we entered into a joint research agreement with the motorcycle division of Honda regarding the development of ZPGM™ catalysts for motorcycles. The agreement was signed in 2010, extended in 2012 and expired in March 2014, although confidentiality provisions continue to survive. The agreement provides that technology within the scope of the agreement developed solely by one party is owned by that party, and that technology within the scope of the agreement that is jointly developed by both parties is jointly owned. While we believe that core technology within the scope of the agreement was developed solely by us, there can be no assurance that our belief will not be challenged or invalidated. To the extent that Honda is a joint owner of critical technology developed under the agreement, Honda (including its automotive division) might not be required to pay us a license or royalty fee for use of the jointly owned technology; Honda may be able to manufacture its own catalysts based on the jointly owned technology; and Honda may be able to license the jointly owned technology to others without our consent. In addition, under the terms of the agreement, we may not be able to license jointly owned technology to others without Honda's consent. Our inability to license jointly owned technology to others could adversely affect the ability to license certain technology. Further, as noted above, we do not have long-term supply agreements with Honda, and accordingly, Honda could terminate its relationship with us at any time for any reason.

We may not be able to successfully market new products that are developed or obtain verification or approval of our new products.

Some of our catalyst products and heavy duty diesel systems are still in the development or testing stage with targeted customers. We are developing technologies in these areas that are intended to have a commercial application, however, there is no guarantee that such technologies will actually result in any commercial applications. In addition, we plan to market other emissions reduction devices used in combination with our current products. There are numerous development and verification issues that may preclude the introduction of these products for commercial sale. These proposed operations are subject to all of the risks inherent in a developing business enterprise, including the likelihood of continued operating losses. If we are unable to demonstrate the feasibility of these proposed commercial applications and products or obtain verification or approval for the products from regulatory agencies, we may have to abandon the products or alter our business plan. Such modifications to our business plan will likely delay achievement of revenue milestones and profitability.

PGMs and rare earth metals price fluctuations could impact financial performance.

Because our catalysts contain platinum, palladium and rhodium, or platinum group metals (PGMs), and rare earth metals, fluctuations in prices could have an adverse impact on our profits as it may not be possible to recover price increases from customers. Additionally, increased prices could result in increased working capital requirements which we may not be able to finance.

We depend on intellectual property and the failure to protect our intellectual property could adversely affect our future growth and success.

We rely on patent, trademark and copyright law, trade secret protection, and confidentiality and other agreements with employees, customers, partners and others to protect our intellectual property. In addition, some of our intellectual property is not protected by any patent or patent application. The lack of patent and trademark protection may be intentional as we may lack sufficient resources to protect our intellectual property in every applicable jurisdiction. As a result, it may be possible for third parties to obtain and use our intellectual property without the need to obtain our authorization.

We do not know whether any patents will be issued from our pending or future patent applications or whether the scope of any issued patents is or will be sufficiently broad to protect our technologies. Moreover, patent applications and issued patents may be challenged or invalidated. We could incur substantial costs in prosecuting or defending patent infringement suits. In addition, the laws of some foreign countries may not protect or enforce intellectual property rights to the same extent as do the laws of the United States.

The patents protecting our proprietary technologies expire after a period of time. Currently, our patents have expiration dates ranging from 2015 through 2032. Although we have attempted to incorporate technology from our core patents into specific patented product applications, product designs and packaging, there can be no assurance that this building block approach will be successful in protecting our proprietary technology and products. If we are not successful in protecting our proprietary technology, it could have a material adverse effect on our business, financial condition and results of operations. Questions have arisen regarding our exclusive ownership and control of certain technologies, including by our principal customer, Honda, and a former employee, who claims ownership in a patent relating to ZPGM™. In addition, we have sold technology for exclusive use in Asia to another party. For additional information, refer to "– Historically, we have been dependent on a few major customers, particularly Honda..." above and "– We are subject to restrictions and must pay a royalty a royalty on certain sales of our products and technology in specified countries in Asia." below. Past or future weaknesses in control of our intellectual property could render our current strategies unachievable, require that we change our strategies which could prove unsuccessful, result in litigation over ownership issues including the costs thereof and potential adverse findings, require that we pay to license back technology that we developed or co-developed, or otherwise material adversely affect us, our business and our financial performance.

As part of our confidentiality procedures, we generally have entered into nondisclosure agreements with employees, consultants and corporate partners. We also have attempted to control access to and distribution of our technologies, documentation and other proprietary information. We plan to continue these procedures. Despite these procedures, third parties could copy or otherwise obtain and make unauthorized use of our technologies or independently develop similar technologies. The steps that we have taken and that may occur in the future might not prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect the proprietary rights as fully as in the United States.

There can be no assurance that we will be successful in enforcing our proprietary rights. For example, from time to time we have become aware of competing technologies employed by third parties who might be covered by one or more of our patents. In such situations, we may seek to grant licenses to such third parties or seek to stop the infringement, including through the threat of legal action. There is no assurance that we would be successful in negotiating a license agreement on favorable terms, if at all, or able to stop the infringement. Any infringement upon our intellectual property rights could have an adverse effect on our ability to develop and sell commercially competitive systems and components.

If we fail to obtain the right to use the intellectual property rights of others which are necessary to operate our business, our ability to succeed will be adversely affected.

From time to time, we may choose to or be required to license technology or intellectual property from third parties in connection with the development of our products. We cannot assure you that third-party licenses will be available to us on commercially reasonable terms, if at all. Generally, a license, if granted, would include payments of up-front fees, ongoing royalties or both. These payments or other terms could have an adverse impact on our results of operations. The inability to obtain a necessary third-party license required for our product offerings or to develop new products and product enhancements could require us to substitute technology of lower quality or performance standards, or of greater cost, either of which could adversely affect our business. If we are not able to obtain licenses from third parties, if necessary, then we may also be subject to litigation to defend against infringement claims from these third parties. Our competitors may be able to obtain licenses or cross-license their technology on better terms than we can, which could put us at a competitive disadvantage. If we are unable to obtain or maintain any third-party license required to develop new products and product enhancements, on favorable terms, our results of operations may be harmed.

If third parties claim that our products infringe upon their intellectual property rights, we may be forced to expend significant financial resources and management time litigating such claims and our operating results could suffer.

Third parties may claim that our products and systems infringe upon their patents and other intellectual property rights. Identifying third-party patent rights can be particularly difficult, notably because patent applications are generally not published until up to 18 months after their filing dates. If a competitor were to challenge our patents, or assert that our products or processes infringe their patent or other intellectual property rights, we could incur substantial litigation costs, be forced to make expensive product modifications, pay substantial damages or even be forced to cease some operations. Third-party infringement claims, regardless of their outcome, would not only drain financial resources but also divert the time and effort of management and could result in customers or potential customers limiting or deferring their purchase or use of the affected products or services until resolution of the litigation.

We are subject to restrictions and must pay a royalty on certain sales of our products and technology in specified countries in Asia.

In February 2008, we established a joint venture in Japan called TC Catalyst, Inc., or TCC, with Tanaka Holdings Co., Ltd. (formerly Tanaka Holdings K.K.), a Japanese company, which, together with its subsidiary Tanaka Kikinzoku Kogyo K.K., is referred to herein as TKK. Initially, we and TKK each owned 50% of TCC, but since formation we have sold most of our stake in the venture to TKK and now own 5%. In connection with these transactions, we also sold to TKK certain proprietary technology for sale, licensing or use in various countries in Asia, which we refer to as the Territory. In general, the technology covers our catalyst formulations (including platinum and zero platinum) developed for heavy duty commercial vehicles and other applications through 2013, and for non-commercial light vehicles through 2012. In addition, TKK has a right to cause us to license heavy duty commercial technology to TKK or TCC in exchange for a royalty if TKK or TCC desire to sell related products or services outside the Territory to subsidiaries of OEM customers located within the Territory. We have also agreed not to compete in the Territory with TKK or TCC in connection with heavy duty commercial vehicles and applications and light duty vehicles.

Subsequent to these arrangements, we discovered that an exception allowing us to continue to supply catalysts in Japan to our largest customer, Honda, had been omitted in an amendment to the original transaction documents with TKK. We have shipped approximately $ 5.6 million of catalysts covered by the agreements since such amendment through December 31, 2014. In this regard, we have made a good faith payment of $0.3 million to TKK with respect to such prior shipments.

In addition, on March 13, 2015, we further amended our agreements with TKK and TCC to, among other things, enable us to sell in the Territory (i) coated substrates or certain catalytic materials utilizing the technology we sold to TKK for a 4% royalty to TKK; (ii) coated substrates and certain catalytic materials utilizing solely new technology developed by us after we sold TKK the prior technology, as well as licenses of such technology related to catalysts for heavy-duty commercial vehicles and applications and light duty vehicles, for a 3% royalty to TKK; (iii) products used in vehicles without a royalty, provided that the ultimate user of the vehicle which contains the product purchases the vehicle outside the Territory; (iv) limited quantities of coated substrates or certain catalytic materials sold for the purpose of customer testing, evaluation and approval without a royalty; and (v) limited quantities of coated substrates sold during an extended period of time after mass production ends for a specified vehicle model year program without a royalty.

Pursuant to the terms of the amendment, once an aggregate amount of approximately $16.6 million in royalties has been paid by us to TKK, we may commercialize any technology without a royalty, including inside the Territory.

Consequently, if we or third parties desire to sell our products or otherwise commercialize certain of our technology in the Territory, we currently would have to pay a royalty to TKK in order to do so, which could adversely affect our ability to expand. In addition, although we believe that the amendment to the parties' agreements will generally enable us to pursue our business strategies in the Territory and that, based on discussions with TKK, our non-binding, good faith payment relieves us from further obligations to TKK with respect to past shipments of catalysts covered by the agreements, there can be no assurance that TKK will not assert claims and pursue available remedies, any of which could have an adverse effect on our business.

Failure of one or more key suppliers to timely deliver could prevent, delay or limit us from supplying products. Delays in delivery times for PGM purchases could also result in losses due to fluctuations in prices. Delays in the delivery times and the cost impact of the world-wide shortage of rare earth metals could delay us from supplying products and could result in lower profits.

Due to customer demands and specifications, we are required to source critical materials and components such as ceramic substrates from single suppliers. Our three largest suppliers accounted for over 60%, 50% and 40% of our raw material purchases during the nine months ended September 30, 2015 and the years ended December 31, 2014 and 2013, respectively. Failure of one or more of the key suppliers to deliver timely could prevent, delay or limit us from supplying products because we would be required to qualify an alternative supplier. For certain products and customers, we are required to purchase PGM materials. As commodities, PGM materials are subject to daily price fluctuations and significant volatility, based on global market conditions. Historically, the cost of PGMs used in the manufacturing process has been passed through to the customer. This limits the economic risk of changes in market prices to PGM metal usage in excess of nominal amounts allowed by the customer. However, going forward there can be no assurance that we will continue to be successful in passing PGM price risk onto our current and future customers to minimize the risk of financial loss. Additionally, PGM material is accounted for as inventory and therefore subject to lower of cost or market adjustments on a regular basis. A drop in market prices relative to the purchase price of PGMs could result in a write-down of inventory. Due to the high value of PGM materials, special measures have been taken to secure and insure the inventory. There is a risk that these measures may be inadequate and expose us to financial loss. We utilize rare earth metals in the production of some of our catalysts. Due to a reduction in export from China of these materials, there has been a world-wide shortage, leading to a lack of supply and higher prices. We risk delays in shipment due to this constrained supply and potentially lower margins if we are unable to pass the increased costs on to our customers.

Qualified management, marketing, and sales personnel are difficult to locate, hire and train, and if we cannot attract and retain qualified personnel, it will harm the ability of the business to grow.

Our success depends, in part, on our ability to retain current key personnel, attract and retain future key personnel, additional qualified management, marketing, scientific, and engineering personnel, and develop and maintain relationships with research institutions and other outside consultants. Competition for qualified management, technical, sales and marketing employees is intense. In addition, some employees might leave our Company and go to work for competitors. The loss of key personnel or the inability to hire or retain qualified personnel, or the failure to assimilate effectively such personnel could have a material adverse effect on our business, operating results and financial condition.

Any liability for environmental harm or damages resulting from technical faults or failures of our products could be substantial and could adversely affect our business and results of operations.

Customers rely upon our products to meet governmental emissions control standards. Failure of our products to meet such standards could expose us to claims from customers. Our products are also integrated into goods manufactured by our consumers, and therefore, a malfunction or the inadequate design of our products could subject us and our customers to product liability claims. Any liability for environmental harm or damages resulting from technical faults or failures could be substantial and could adversely affect our business and results of operations. In addition, a well-publicized actual or perceived problem could adversely affect the market's perception of our products, which would materially impact our financial condition and operating results.

By email dated June 26, 2015, the California Air Resources Board ("CARB") asserted the Company had deficiencies in compliance with the Verification Procedure, Aftermarket Parts Regulations and the Vehicle Code. The penalty calculated by CARB for these alleged violations was $1.8 million, with the largest component relating to the use of empty center bodies to allow trucks to be placed back in service while warranty claims are being evaluated. This process is now explicitly permitted by regulation, but was not permitted at the time of the alleged violation. Although the Company disagreed, and continues to disagree, with CARB's findings, the Company has cooperated with CARB's investigation and is discussing with CARB whether and to what extent the payment of monetary penalties would be appropriate. After review and evaluation of CARB's findings and publicly available CARB settlements for similar matters, the Company has accrued an expense of less than $0.1 million as of September 30, 2015 to resolve this matter. In the event that a mutually satisfactory agreement cannot be reached, the Company plans to defend any formal action taken by CARB. If we are unsuccessful in resolving this matter, it could have a material adverse effect on our business, operating results and financial condition.

We have entered into contractual agreements in connection with past sales of certain of our assets, which may expose us to liability for claims for indemnification under such agreements.

We have entered into various agreements by which we may be obligated to indemnify the other party with respect to certain matters. Generally, these indemnification provisions provide that we agree to hold the indemnified party harmless against losses arising from a breach of the contract terms. Payments by us under such indemnification clauses are generally conditioned on the other party making a claim. Such claims are generally subject to challenge by us and to dispute resolution procedures specified in the particular contract. Further, our obligations under these arrangements may be limited in terms of time and/or amount and, in some instances, we may have recourse against third parties for certain payments made by us. It is not possible to predict the maximum potential amount of future payments under these indemnification agreements due to the conditional nature of our obligations and the unique facts of each particular agreement.

Risks Related to Our Industry

Future growth of our business depends, in part, on market acceptance of our catalyst products, successful verification of our products and retention of our verifications.

While we believe that there exists a viable market for our developing catalyst products, there can be no assurance that such technology will succeed as an alternative to competitors' existing and new products. The development of a market for the products is affected by many factors, some of which are beyond our control. The adoption cycles of our key customers are lengthy and require extensive interaction with the customer to develop an effective and reliable catalyst for a particular application. While we continue to develop and test products with key customers, there can be no guarantee that all such products will be accepted and commercialized. Our relationships with our customers are based on purchase orders rather than long-term formal supply agreements. Generally, once a catalyst has successfully completed the testing and certification stage for a particular application, it is generally the only catalyst used on that application and therefore unlikely that, unless there are any defects, the customer will try to replace that catalyst with a competing product. However, our customers usually have alternate suppliers for their products and there is no assurance that we will continue to win the business. Also, although we work with our customers to obtain product verifications in accordance with their projected production requirements, there is no guarantee that we will be able to receive all necessary approvals for our catalysts by the time a customer needs such products, or that a customer will not accelerate its requirements. If we are not successful in having verified catalyst products to meet customer requirements, it will have a negative effect on our revenues, which could have a material adverse effect on our results of operations.

If a market fails to develop or develops more slowly than anticipated, we may be unable to recover the costs we will have incurred in the development of our products and may never achieve profitability. In addition, we cannot guarantee that we will continue to develop, manufacture or market our products or components if market conditions do not support the continuation of the product or component.

We believe that it is an essential requirement of the U.S. retrofit market that emissions control products and systems are verified under the EPA and/or CARB protocols to qualify for funding from the EPA and/or CARB programs. Funding for these emissions control products and systems is generally limited to those products and technologies that have already been verified. Verification is also useful for commercial acceptability. Notably, EPA verifications were withdrawn on two of our products in January 2009 because available test results were not accepted by the EPA as meeting new emissions testing requirements for nitrogen dioxide (NO2) measurement. As a general matter, we have no assurance that our products will be verified by the CARB or that such a verification will be acceptable to the EPA. If we are not able to obtain or maintain necessary product verifications, it will limit our ability to commercialize such products, which could have a negative effect on our revenues and on our results of operations.

Our results may fluctuate due to certain regulatory, marketing and competitive factors over which we have little or no control.

The factors listed below, some of which we cannot control, may cause our revenue and results of operations to fluctuate significantly:

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  Actions taken by regulatory bodies relating to the verification, registration or health effects of our products;

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  The extent to which our products obtain market acceptance;

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  The timing and size of customer purchases;

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  Customer concerns about the stability of our business, which could cause them to seek alternatives to our solutions and products; and

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  Increases in raw material costs, particularly platinum group metals and rare earth metals.

We face constant changes in governmental standards by which our products are evaluated.

We believe that, due to the constant focus on the environment and clean air standards throughout the world, requirements in the future to adhere to new and more stringent regulations are possible as governmental agencies seek to improve standards required for certification of products intended to promote clean air. In the event our products fail to meet these ever-changing standards, some or all of our products may become obsolete.

We face competition and technological advances by competitors.

There is significant competition among companies that provide solutions for pollutant emissions from internal combustion engines. Several companies market products that compete directly with our products. Other companies offer products that potential customers may consider to be acceptable alternatives to our products and services, including products that are verified by the EPA, the CARB or other environmental authorities. We face direct competition from companies with greater financial, technological, manufacturing and personnel resources. Newly developed products could be more effective and cost-efficient than our current or future products. We also face indirect competition from vehicles using alternative fuels, such as methanol, hydrogen, ethanol and electricity.

New standards, lower environmental limits or stricter regulation for health reasons of platinum or cerium metals could be adopted and affect use of our products.

New standards or environmental limits on the use of platinum or cerium metals by a governmental agency could adversely affect our ability to use our Platinum Plus® fuel-borne catalyst in some applications. Government or regulatory bodies in countries where we sell our Platinum Plus® fuel-borne catalyst could adopt limits or regulations with regards to platinum and cerium metals that could impact our ability to sell Platinum Plus® and related fuel borne catalysts.

Risks Related to Our Common Stock

The price of our common stock may be adversely affected by the sale by us or our shareholders of a significant number of new common shares.

The sale, or availability for sale, of substantial amounts of our common stock could adversely affect the market price of our common stock and could impair our ability to raise additional working capital through the sale of equity securities. For example, on April 4, 2014, we issued 2,030,000 shares of our common stock and warrants to purchase 812,000 shares of our common stock in a registered direct offering under our shelf registration statement, and on November 4, 2014, we entered into subscription agreements to issue 1,385,000 shares of our common stock, series A warrants to purchase up to 388,393 shares of common stock and series B warrants to purchase up to 168,571 shares of common stock under our shelf registration statement. Also, on June 2, 2015, we entered into an underwriting agreement to sell 2,500,000 shares of our common stock and warrants to purchase 500,000 shares of our common stock under our shelf registration statement. Resale of shares, including shares received upon exercise of warrants, that we may issue from time to time by the holders thereof could contribute to downward pressure on the trading price of our stock.

To provide us with additional flexibility to access capital markets for general corporate purposes, we filed a shelf registration statement which was declared effective by the SEC on November 17, 2015. The shelf registration statement permit us to sell, from time to time, up to an aggregate $50.0 million of various securities, including common stock, preferred stock, warrants to purchase common stock or preferred stock and units consisting of one or more of the foregoing or any combination of such securities. To the extent that we raise additional capital by issuing equity securities under our shelf registration statement, our stockholders may experience dilution. Any dilution or potential dilution may cause our stockholders to sell their shares, which could contribute to a downward movement in the trading price of our stock.

The risk of dilution, perceived or actual, may contribute to downward pressure on the trading price of our stock.

We have outstanding warrants and stock options to purchase shares of our common stock, and additional shares or warrants or options to acquire shares of our common stock may be issued in the future. The exercise of these securities will result in the issuance of additional shares of our common stock. We may also issue additional shares of our common stock or securities exercisable for or convertible into shares of our common stock, whether in the public market or in a private placement to fund our operations, or as compensation. These issuances, particularly where the exercise price or purchase price is less than the current trading price for our common stock, could be viewed as dilutive to the holders of our common stock. The risk of dilution, perceived or actual, may cause existing stockholders to sell their shares of stock, which could contribute to a decrease in the price of shares of our common stock. In that regard, downward pressure on the trading price of our common stock may also cause investors to engage in short sales, which could further contribute to downward pressure on the trading price of our stock.

There has been and may continue to be significant volatility in the volume and price of our common stock on the NASDAQ Capital Market and an investment in our stock could suffer a decline in value.

CDTI's common stock began trading on the NASDAQ Capital Market effective October 3, 2007. In the period immediately following the Merger and the related reverse stock split, we experienced significantly higher trading volume than typical for our Company. Unusual trading volume in our shares has continued to occur from time to time. For example, the trading volume in our common stock exceeded thirty-five million shares on October 30, 2014, whereas the average trading volume for the three weeks prior to that date was 86,200 shares per day. The market price of our common stock also has been and may continue to be highly volatile. During the last two weeks of October 2010 following the Merger and the related reverse stock split, the price for a share of our common stock ranged from as low as $1.50 per share to as high as $44.38 per share. On November 20, 2015, the closing price for a share of our common stock was $1.60 per share. Factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operations results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market volume and price of our stock.

As a publicly traded company, CDTi is assessed periodically by securities analysts. Changes in assessments by such analysts may increase the volatility or our stock price and may result in a decline in value if the assessments are negative.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the information incorporated by reference in this prospectus supplement include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the foregoing, the words "may," "believe," "may," "could," "might," "possible," "potential," "project," "will," "should," "expect," "intend," "plan," "predict," "promise," "anticipate," "estimate," "approximate," "contemplate" or "continue" "target," "goal" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. In particular, this prospectus supplement includes statements regarding recent positive test results relating to our new technologies, as well as entry into a collaboration agreement relating to these new technologies with an aftermarket converter manufacturer. There can be no assurance that our new technologies will continue to produce positive test results or will produce similar results in a commercial setting, or that the technology or products incorporating them will achieve market acceptance. All forward-looking statements included in this prospectus supplement are based on information available to us up to, and including, the date of this document, and we assume no obligation to update any such forward-looking statements to reflect events or circumstances that arise after the date hereof. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain important factors, including those contained in or incorporated by reference into this prospectus supplement. You should carefully review those factors and also carefully review the risks outlined in other documents that we file from time to time with the SEC.

 USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of our common stock, Series B pre-funded warrants and Series A warrants to purchase shares of common stock in this offering and concurrent private placement will be approximately $             million, after deducting the placement agent fee and our estimated expenses related to this offering. We intend to use the net proceeds from this offering for general corporate purposes, which may include working capital, general and administrative expenses, capital expenditures and implementation of our strategic priorities. Additionally, we may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our current business, although we have no present commitments or agreements for any such transactions. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest bearing, investment-grade marketable securities or money market obligations.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds.

DILUTION

If you invest in our common stock and warrants, your ownership interest will be diluted to the extent of the difference between the public offering price per share of common stock that you pay and the as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in the as adjusted net tangible book value per share represents the difference between the amount per share of common stock paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock immediately after the consummation of this offering.

As of September 30, 2015, our historical net tangible book value was approximately $(5.3) million, or $(0.31) per share. After giving effect to the sale of             shares of common stock and Series B pre-funded warrants to purchase             shares of common stock in this offering and the receipt of $             million of estimated net proceeds from this offering, our as adjusted net tangible book value as of September 30, 2015, would have been approximately $             million, or approximately $            per share. This represents an immediate increase in net tangible book value of $            per share to existing stockholders and an immediate and substantial dilution in net tangible book value of $            per share to new investors participating in this offering. The following table illustrates this per share dilution:

Public offering price per share of common stock and corresponding warrant	$
Historical net tangible book value per share as of September 30, 2015		$(0.31)
Increase in net tangible book value per share attributable to this offering	$
Adjusted net tangible book value per share after giving effect to this offering	$
Dilution per share to new investors	$

For purposes of the above presentation, the entire net proceeds from the offering are assumed to be classified as equity and increase tangible net worth. The fair value of the Series B pre-funded warrants, the Series A warrants and exchange warrants will be classified as liability. The fair value of such warrants will be determined on the date they are sold. Accordingly, the as adjusted tangible net worth per share will be less than the amount reflected and the dilution per share will be greater than the amount reflected.

The discussion and table above exclude, as of September 30, 2015, unless otherwise noted:

  •
  867,347 shares of common stock subject to outstanding options with a weighted average exercise price of $5.20 per share;

  •
  297,181 shares subject to unvested restricted stock units with a weighted average grant date fair value of $2.55 per share;

  •
  2,110,069 shares of common stock issuable upon exercise of outstanding warrants (which does not include the warrants offered hereby nor give effect to the issuance of the exchange warrants) at an average weighted exercise price of $3.33 per share;

  •
  250,000 shares of common stock potentially issuable upon the conversion of convertible notes;

  •
  608,164 shares of common stock reserved for future issuance under our Stock Incentive Plan; and

  •
  the shares of common stock issuable upon the exercise of the Series B pre-funded warrants offered hereby or the warrants issued in the concurrent private placement, as described below under "Private Placement Transaction."

 MARKET PRICE AND DIVIDEND INFORMATION

Market Information

Our common stock is traded on the NASDAQ Capital Market under the symbol "CDTI." The following table sets forth the high and low trading prices of our common stock on the NASDAQ Capital Market for each of the periods listed. Prices indicated below with respect to our share price include inter-dealer prices, without retail mark up, mark down or commission and may not necessarily represent actual transactions.

	NASDAQ Capital Market
	High	Low
2013
1st Quarter	$3.05	$2.10
2nd Quarter	$2.27	$1.15
3rd Quarter	$2.08	$1.10
4th Quarter	$1.86	$1.31
2014
1st Quarter	$7.39	$1.51
2nd Quarter	$3.48	$2.25
3rd Quarter	$2.81	$1.65
4th Quarter	$3.97	$1.41
2015
1st Quarter	$2.39	$1.60
2nd Quarter	$3.38	$1.75
3rd Quarter	$2.23	$1.45
4th Quarter (through November 20, 2015)	$1.90	$1.46

On November 20, 2015 the last reported sale price for our common stock as quoted on the NASDAQ Capital Market was $1.60 per share.

Dividends

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements and such other factors as our board of directors deems relevant. In addition, our credit facility restricts our ability to pay dividends.

 DESCRIPTION OF SECURITIES

We are offering            shares of our common stock and Series B pre-funded warrants to purchase up to             shares of common stock. Each Series B pre-funded warrant is exercisable to purchase one share of common stock at an exercise price of $0.01 per share. This prospectus supplement also relates to the offering of shares of our common stock upon exercise, if any, of the Series B pre-funded warrants.

For each share of common stock and each Series B pre-funded warrant purchased in this prospectus supplement, we are selling, in the concurrent private placement,                         of a Series A warrant to purchase one share of common stock. In addition, in exchange for the surrender and cancellation of certain outstanding warrants held by the purchasers, we will issue warrants, which we refer to as the exchange warrants, to purchase the number of shares represented by the cancelled warrants. The Series A warrants and the exchange warrants, and the shares of our common stock issuable upon the exercise of the Series A warrants and exchange warrants, respectively, are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. See "Private Placement Transaction."

Common Stock

The material terms and provisions of our common stock are described under the caption "Description of Common Stock" starting on page 4 of the accompanying prospectus.

Warrants

The following summary of certain terms and provisions of Series B pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the Series B pre-funded warrants, the forms of which will be included as exhibits to a Current Report on Form 8-K to be filed by us with the SEC in connection with this offering. Prospective investors should carefully review the terms and provisions of the form of warrants for a complete description of the terms and conditions of the warrants.

Duration and Exercise Price

The Series B pre-funded Warrants offered hereby will entitle the holder thereof to purchase up to an aggregate of            shares of common stock at an initial exercise price per share of $0.01. The exercise price is subject to appropriate adjustment in the event of (1) payment of a common stock dividend or other distribution on any class of capital stock that is payable in shares of common stock; (2) subdivisions of outstanding shares of common stock into a larger number of shares; or (3) combinations of outstanding shares of common stock into a smaller number of shares.

Exercisability

The Series B pre-funded warrants are exercisable any time after their issuance and will expire two years from the date of issuance. The Series B pre-funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise. Only if the registration statement of which this prospectus forms a part, or other applicable registration statement, covering the issuance of the shares of common stock issuable upon exercise of the Series B pre-funded Warrants is not available for such issuance, the holder may exercise the Series B pre-funded Warrant in whole or in part on a cashless basis. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, at our option, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Transferability

Subject to applicable laws and any restrictions on transfer set forth in the Series B pre-funded Warrant, Series B pre-funded Warrants may be transferred at the option of the holder without our consent.

Exchange Listing

There is no established public trading market for the Series B pre-funded Warrants, and we do not expect a market to develop. We do not intend to apply to list the Series B pre-funded Warrants on any securities exchange. Without an active market, the liquidity of the Series B pre-funded Warrants will be limited. In addition, in the event the price of our common stock does not exceed the per share exercise price of the Series B pre-funded Warrants during the period when the Series B pre-funded Warrants are exercisable, the Series B pre-funded Warrants will not have any value.

Pro Rata Distributions

If, at any time while the Series B pre-funded Warrants are outstanding, we distribute to our common stockholders for no consideration (1) evidences of our indebtedness, (2) any security (other than payment of a common stock dividend or other distribution on any class of capital stock that is payable in shares of common stock), (3) rights or warrants to subscribe for or purchase any security, or (4) any other asset (including cash) (in each case, "Distributed Property"), then each holder of a Series B pre-funded Warrant shall receive with respect to the shares of common stock issuable upon exercise of such Series B pre-funded Warrant the Distributed Property that such holder would have been entitled to receive had the holder been the record holder of such number of shares of common stock issuable upon exercise of the Series B pre-funded Warrant immediately prior to the record date for such Distributed Property.

Fundamental Transactions

If, at any time while the Series B pre-funded Warrants are outstanding, (1) we consolidate or merge with or into another entity in which the Company is not the surviving entity; (2) we sell all or substantially all of our assets; (3) any tender offer or exchange offer (whether completed by us or a third party) is completed pursuant to which holders of a majority of the outstanding shares of our common stock tender or exchange their shares for securities, cash or other property; (4) we effect any reclassification of our common stock or compulsory share exchange pursuant to which outstanding common stock is effectively converted or exchange for other securities, cash or property or (5) any transaction is consummated whereby any person or entity acquires more than 50% of the Company's outstanding common stock (each, a "Fundamental Transaction"), then upon any subsequent exercise of a Series B pre-funded Warrant, the holder thereof will have the right to receive the same amount and kind of securities, cash or other property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares then issuable upon exercise of the Series B pre-funded Warrant (the "Alternate Consideration"). The Company shall not effect any such Fundamental Transaction unless any successor to the Company, surviving entity or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the holders of the Series B pre-funded Warrants such Alternate Consideration as the holders of the Series B pre-funded Warrants may be entitled to purchase. However, each Series B pre-funded Warrant holder may require the Company or any successor entity to pay the Series B pre-funded Warrant holder within 90 days of the public disclosure of the consummation of a Fundamental Transaction an amount of cash equal to the Black Scholes Option Pricing Model obtained from the "OV" function on Bloomberg as of the day immediately preceding the public announcement of the applicable Fundamental Transaction.

Exercise Limitation

A holder may not exercise its Series B pre-funded Warrants if, after giving effect to the exercise, the holder and certain related parties would beneficially own more than 4.99% of our common stock outstanding immediately after giving effect to such exercise, which we refer to as the beneficial ownership limitation; provided, however, that upon notice to us, the holder may increase or decrease the beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such increase from the holder to us.

Right as a Shareholder

The holder of a Series B pre-funded Warrant does not generally have the rights or privileges of a holder of our common stock, including any voting rights, until it exercises his, her or its Series B pre-funded Warrants.

Waivers and Amendments

Except as otherwise provided in the Series B pre-funded Warrants, we may not may amend or fail to observe the terms of the Series B pre-funded Warrants without the consent of the applicable holder of each such Series B pre-funded Warrant.

 PRIVATE PLACEMENT TRANSACTION

In a concurrent private placement, which we refer to as the private placement transaction, we are selling to the purchasers of our common stock and Series B pre-funded warrants in this offering      of a Series A warrant to purchase one share of our common stock for each share of common stock or Series B pre-funded warrant to purchase one share of our common stock purchased in this offering.

Warrant Exchange

In addition, as part of the private placement transaction, in exchange for the surrender and cancellation of certain outstanding warrants held by the purchasers in this offering, we will issue warrants, which we refer to as the exchange warrants, to purchase the number of shares represented by the cancelled warrants. We refer to the Series A warrants and the exchange warrants collectively as the Placement Warrants.

The offering and sale of the Placement Warrants and the shares of our common stock issuable upon the exercise of the Placement Warrants, as applicable, are not being registered under the Securities Act, are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. Accordingly, purchasers may only sell shares of common stock issued upon the exercise of a Series A warrant pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

Duration and Exercise Price

Each whole Series A warrant is exercisable to purchase one share of common stock, at an exercise price of $            per share, subject to adjustment, and will remain exercisable for five (5) years from the date it becomes exercisable, but not thereafter.

Each exchange warrant is exercisable to purchase one share of common stock at an exercise price of $            per share, subject to adjustment, and will remain exercisable until seven months following the expiration date set forth in the corresponding cancelled warrant, but not thereafter.

A holder of Placement Warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise, which we refer to as the beneficial ownership limitation; provided, however, that upon notice to us, the holder may increase or decrease the beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such increase from the holder to us.

The exercise price and number of the shares of our common stock issuable upon the exercise of the Placement Warrants issuable upon exercise of the Placement Warrants will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction, as described in the Placement Warrants.

Exercisability

Each Placement Warrant will become exercisable seven months after the date of issuance, which we refer to as the initial exercise date. The Placement Warrants and the shares of our common stock issuable upon the exercise of the Placement Warrants, as applicable, are not being registered under the Securities Act, are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. Accordingly, purchasers may exercise the Placement Warrants and sell the underlying shares only pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act. The Placement Warrants will be exercisable on a "cashless" basis in certain circumstances.

Transferability

Subject to applicable laws and any restrictions on transfer set forth in the Placement Warrants, Placement Warrants may be transferred at the option of the holder without our consent.

Pro Rata Distributions

If, at any time while the Placement Warrants are outstanding, we distribute to our common stockholders for no consideration (1) evidences of our indebtedness, (2) any security (other than payment of a common stock dividend or other distribution on any class of capital stock that is payable in shares of common stock), (3) rights or warrants to subscribe for or purchase any security, or (4) any other asset (including cash) (in each case, "Distributed Property"), then each holder of a Placement Warrant shall receive, with respect to the shares of common stock issuable upon exercise of such Placement Warrant, the Distributed Property that such holder would have been entitled to receive had the holder been the record holder of such number of shares of common stock issuable upon exercise of the Placement Warrant immediately prior to the record date for such Distributed Property.

Fundamental Transactions

If, at any time while the Placement Warrants are outstanding, (1) we consolidate or merge with or into another entity in which the Company is not the surviving entity; (2) we sell all or substantially all of our assets; (3) any tender offer or exchange offer (whether completed by us or a third party) is completed pursuant to which holders of a majority of the outstanding shares of our common stock tender or exchange their shares for securities, cash or other property; (4) we effect any reclassification of our common stock or compulsory share exchange pursuant to which outstanding common stock is effectively converted or exchange for other securities, cash or property or (5) any transaction is consummated whereby any person or entity acquires more than 50% of the Company's outstanding common stock (each, a "Fundamental Transaction"), then upon any subsequent exercise of a Placement Warrant, the holder thereof will have the right to receive the same amount and kind of securities, cash or other property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares then issuable upon exercise of the Placement Warrants (the "Alternate Consideration"). The Company shall not effect any such Fundamental Transaction unless any successor to the Company, surviving entity or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the holders of the Placement Warrants such Alternate Consideration as the holders of the Placement Warrants may be entitled to purchase. However, each Placement Warrant holder may require the Company or any successor entity to pay the Placement Warrant holder within 90 days of the public disclosure of the consummation of a Fundamental Transaction an amount of cash equal to the Black Scholes Option Pricing Model obtained from the "OV" function on Bloomberg as of the day immediately preceding the public announcement of the applicable Fundamental Transaction.

Right as a Shareholder

The holder of a Placement Warrant does not generally have the rights or privileges of a holder of our common stock, including any voting rights, until it exercises his, her or its Placement Warrant.

Waivers and Amendments

Except as otherwise provided in the Placement Warrant, we may not may amend or fail to observe the terms of the Placement Warrant without the consent of the applicable holder of each such Placement Warrant.

PLAN OF DISTRIBUTION

We have entered into a placement agent agreement, dated as of November 23, 2015, with Oppenheimer & Co. Inc., as lead placement agent, and Lake Street Capital Markets, LLC, as co-placement agent. Subject to the terms and conditions contained in the placement agent agreement, the placement agents agreed to act as placement agents in connection with the sale of the common stock and Series B pre-funded warrants offered by this prospectus supplement. The placement agents are not purchasing or selling any shares of common stock or Series B pre-funded warrants by this prospectus supplement or the accompanying prospectus, nor are they required to arrange the purchase or sale of any specific number or dollar amount of such securities, but they have agreed to use their reasonable efforts to solicit purchasers for the securities in this offering. There is no required minimum number of securities that must be sold as a condition to completion of the offering, and there can be no assurance that we will sell all or any of securities being offered.

We will enter into a securities purchase agreement directly with investors in connection with this offering, and we will only sell to investors that have entered into the securities purchase agreement. Our obligation to issue and sell securities to investors is subject to the conditions set forth in the securities purchase agreement, which may be waived by us in our discretion. An investor's obligation to purchase securities is subject to conditions set forth in the securities purchase agreement, which may be waived by the investor.

The placement agents are also acting as placement agents for the private placement transaction and are being paid a fee related to the placement of the Series A warrants.

Unless investors instruct us otherwise, we will deliver the shares of common stock being issued to the investors electronically upon receipt of investor funds for the purchase of the units offered pursuant to this prospectus supplement, and we will issue the Series B pre-funded warrants to investors. We expect to deliver the shares of our common stock and the Series B pre-funded warrants being offered pursuant to this prospectus supplement on or about                        , 2015.

We have agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act.

Our common stock is traded on the NASDAQ Capital Market under the symbol "CDTI." The Series B pre-funded warrants are not expected to be listed for trading on any market.

Fees and Expenses

We have agreed to pay the placement agents a placement agents' fee equal to 6.0% of the aggregate purchase price of the shares of our common stock and Series B pre-funded warrants sold in this offering.

The following table shows the per share and total cash placement agents' fees we will pay to the placements agent in connection with the sale of the shares of our common stock and Series B pre-funded warrants offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the shares and exercise in full of the Series B pre-funded warrants offered hereby.

	Per Share	Per Series B Pre-Funded Warrant	Total
Public offering price	$	$	$
Placement agent fees	$	$	$
Proceeds, before expenses, to us	$	$	$

However, because there is no minimum offering amount required as a condition to closing of this offering, the actual total offering fees, if any, may be substantially less than the total offering amounts set forth above.

We have also agreed to reimburse the placement agents for certain of its expenses, in an amount of up to $100,000, as set forth in the placement agent agreement.

We estimate that our total expenses of the offering, excluding the placement agents' fees, will be approximately $300,000.

Pursuant to a letter agreement, we have granted Oppenheimer a right of first refusal until June 30, 2016, to act as sole underwriter, sole placement/selling agent, or sole arranger, as the case may be, on any financing for the Company. In the event the Company advises Oppenheimer that it desires to effect any such transaction or financing, the Company and Oppenheimer will negotiate in good faith the terms of Oppenheimer's engagement in a separate agreement, which agreement would set forth, among other matters, compensation for Oppenheimer based upon customary fees for the services provided.

The placement agents may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by them and any profit realized on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. As underwriters, the placement agents would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the placement agents acting as principals. Under these rules and regulations, the placement agents:

  •
  may not engage in any stabilization activity in connection with our securities; and

  •
  may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

A copy of the placement agent agreement, the form of securities purchase agreement we enter into with the investors and the form of Series A warrants and Series B pre-funded warrants will be included as exhibits to our current report on Form 8-K that will be filed with the SEC in connection with the consummation of this offering, and will be incorporated by reference into the registration statement of which this prospectus supplement forms a part.

No Sales of Similar Securities

Each of our executive officers and directors have agreed to a 90-day "lock up" with respect to shares of common stock that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representative.

Electronic Delivery of Prospectus Supplement

A prospectus supplement in electronic format may be delivered to potential investors by the placement agents. The prospectus supplement in electronic format will be identical to the paper version of such prospectus supplement. Other than the prospectus supplement in electronic format, the information on the placement agents' websites and any information contained in any other website maintained by the placement agents is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

Other Activities and Relationships

The placement agents and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The placement agents or their respective affiliates may in the future provide investment banking, commercial banking and/or other services to us from time to time, for which they may in the future receive customary fees and expenses.

 LEGAL MATTERS

The validity of the shares of common stock and Series B pre-funded warrants offered hereby will be passed upon for us by DLA Piper LLP (US), Phoenix, Arizona. The placement agents have been represented in connection with this offering by Kelley Drye & Warren LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2014 and 2013 and for each of the two years in the period ended December 31, 2014, incorporated by reference in this prospectus supplement and in the registration statement have been so incorporated in reliance on the report of BDO USA, LLP, independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

Upon request, we will provide each person to whom this prospectus supplement is delivered a copy of all of the information that has been incorporated by reference in this prospectus supplement or the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus. You may obtain copies of these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

Investor Relations Manager
Clean Diesel Technologies, Inc.
1621 Fiske Place
Oxnard, CA 93033
(805) 639-9555
Internet Website: www.cdti.com

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" into this prospectus supplement the information contained in the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will update and supersede this information.

This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about us:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2014 filed on March 18, 2015;

  •
  portions of our definitive proxy statement on Schedule 14A filed on April 2, 2015 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

  •
  our Quarterly Reports on Form 10-Q (i) for the quarter ended March 31, 2015 filed on May 12, 2015, (ii) for the quarter ended June 30, 2015 filed on August 6, 2015, and (iii) for the quarter ended September 30, 2015 filed on November 13, 2015;

  •
  our Current Reports on Form 8-K filed on February 11, 2015 (other than the information furnished therein under Item 7.01 and Exhibit 99.1), May 21, 2015, June 3, 2015 (other than the information furnished therein under Item 7.01 and Exhibit 99.1) as amended by Form 8-K/A filed on June 5, 2015, June 11, 2015, October 13, 2015 and October 22, 2015 (other than the information furnished therein under Item 7.01 and Exhibit 99.1); and

  •
  the description of our common stock, $0.01 par value per share, contained in our registration statement on Form 8-A filed on September 27, 2007, including any amendments or reports filed for the purpose of updating such description.

In addition, we incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information "furnished" to the SEC), until the offering of all the securities by this prospectus supplement is completed, including all filings made after the date of this prospectus supplement. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC. These documents are available to you without charge. See "Where You Can Find More Information."

For purposes of this prospectus supplement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

PROSPECTUS

CLEAN DIESEL TECHNOLOGIES, INC.

$50,000,000
Common Stock
Preferred Stock
Warrants
Units

        By this prospectus, we may offer and sell from time to time up to $50,000,000 in total of any combination of the securities described in this prospectus, either individually or in units. We may also offer common stock upon conversion of preferred stock or common stock or preferred stock upon the exercise of warrants. This prospectus provides a general description of securities we may offer. Each time we offer securities, we will provide a prospectus supplement containing more information about the particular offering together with this prospectus. The prospectus supplement also may add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell securities without a prospectus supplement.

        The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a delayed or continuous basis. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" in this prospectus. If any agents or underwriters are involved in the sale of any securities, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in the applicable prospectus supplement.

        Our common stock is listed on the NASDAQ Capital Market under the symbol "CDTI." On May 18, 2015, the last reported sale price of our common stock was $2.09 per share. Pursuant to General Instruction I.B.6 of Form S-3, as long as the aggregate market value of our common stock held by non-affiliates remains below $75.0 million, we will not, during any 12 calendar month period, sell the securities in a public primary offering with a value exceeding more than one-third of the aggregate market value of our common stock held by non-affiliates. As of April 30, 2015, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $31,040,790, which was calculated based on 13,982,338 shares of outstanding common stock held by non-affiliates and a price per share of $2.22, the last reported sale price per share of our common stock on the NASDAQ Capital Market on May 14, 2015. We have offered securities for an aggregate market value of $5,185,259.90 during the 12 calendar months preceding and including the date hereof pursuant to General Instruction I.B.6 of Form S-3.

        Investing in our securities involves a high degree of risk. We refer you to the section entitled "Risk Factors" on page 3 of this prospectus and in the applicable prospectus supplement and under similar sections in the documents we incorporate by reference into this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 17, 2015

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. Under this shelf registration process, we may offer to sell any one or more or a combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $50,000,000 (or its equivalent based on the applicable exchange rate at the time of the sale in one or more foreign currencies, currency units or composite currencies that we may designate). We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We also may add, update or change in the prospectus supplement any of the information contained in this prospectus. If there is an inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully both this prospectus and the applicable prospectus supplement together with the documents we incorporate by reference into this prospectus as described under the heading "Incorporation of Certain Documents By Reference" before making an investment decision. THIS PROSPECTUS MAY NOT BE USED TO OFFER AND SELL SECURITIES WITHOUT A PROSPECTUS SUPPLEMENT.

        The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, provides additional information about the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC public reference room as discussed under the heading "Where You Can Find More Information."

        You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate at any date other than the date indicated on the cover page of these documents. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        In this prospectus, references to "Clean Diesel Technologies," "Clean Diesel," "CDTI," the "company," "we," "our" or "us," unless the context otherwise requires, refer to Clean Diesel Technologies, Inc.

ABOUT OUR COMPANY

        Our business is evolving from being a niche manufacturer of emissions control solutions for the motor vehicle OEM, retrofit and aftermarket markets to becoming an advanced materials technology provider for these markets. Our advanced materials technology is comprised of our low platinum group metal, or PGM, catalysts, including synergized-PGM, or SPGM™, and our zero-PGM, or ZPGM™, catalysts. Recently, we announced that testing was underway for new generation catalyst technologies, including our Spinel™ technology, which is a platform based on proprietary materials incorporating various base metals that replace costly PGMs and rare earth metals in coatings on vehicle catalytic converters. Once verified, we intend to commercialize our new catalyst technologies by supplying proprietary powders and/or licenses to other vehicle catalyst manufacturers, as well as manufacturing catalysts for select customers in our existing facilities. We believe that this business model will allow us to achieve greater scale and higher return on our technology investment than in the past. Recent preliminary engine and vehicle test results for our SPGM™ diesel oxidation catalyst, or DOC, technology indicate the achievement of emission control and system performance comparable to a leading OEM catalyst product while reducing PGM usage by over 80%.

        We currently commercialize our materials technology by manufacturing and distributing light duty vehicle catalysts and heavy duty diesel emissions control systems and products to major automakers, distributors, integrators and retrofitters. We have more than 14 years history of supplying catalysts to light duty vehicle OEMs and 35 years of experience in the heavy duty diesel systems market. We have a proven technical and manufacturing competence in the light duty vehicle catalyst market meeting auto makers' stringent requirements for performance, quality and delivery. Our business is driven by increasingly stringent global emission standards for internal combustion engines, which are major sources of a variety of harmful pollutants. Since inception, we have developed a substantial portfolio of patents and related proprietary rights and extensive technological know-how.

        We organize our operations in two business divisions: Catalyst and Heavy Duty Diesel Systems.

        Catalyst.    Utilizing our advanced materials technology platform, we develop and produce catalysts to reduce emissions from gasoline, diesel and natural gas combustion engines. Most catalytic systems require significant amounts of costly PGMs to operate efficiently. Using our proprietary mixed-phase catalyst, or MPC®, technology, we have developed a family of unique high-performance catalysts, featuring inexpensive base-metals with low or even no PGM content. We expect that our next-generation technologies will enable further advances in catalyst performance and further reductions in PGM usage. Our technical and manufacturing capabilities have been established to meet automakers' most stringent requirements. Since 2001, we have supplied over eleven million parts to light duty vehicle OEM customers. Our Catalyst division is also a supplier of products for our Heavy Duty Diesel Systems division.

        Heavy Duty Diesel Systems.    We specialize in the design and manufacture of verified exhaust emissions control solutions, and we offer a full range of products for the verified retrofit and non-retrofit OEM and aftermarket markets through our distribution/dealer network and direct sales. We believe we offer one of the industry's most comprehensive portfolios of emissions control systems for use in engine retrofit programs that have been evaluated and verified as compliant with applicable regulations by the United States, or U.S., Environmental Protection Agency, or EPA, and the California Air Resources Board, or CARB, as well as by regulators in several European countries. Recently, we launched our DuraFit™ OEM replacement diesel particulate filters, which leverage our proprietary catalyst technology within the medium and heavy duty vehicle parts replacement market, a new market segment for us. Sales of emissions control systems by our Heavy Duty Diesel Systems division are driven by the regulation of diesel emissions, particularly in the State of California.

        We are headquartered, in Oxnard, California and have operations in the United States, Canada, the United Kingdom, France, Japan and Sweden. We also have an Asian investment. Our proprietary catalyst products are manufactured at our facility in Oxnard, California and our heavy duty diesel systems and products are manufactured at our facilities in Thornhill, Canada and Malmö, Sweden. Our principal executive offices are located at 1621 Fiske Place, Oxnard, California 93033 and our telephone number at that location is (805) 639-9458. We maintain an Internet website at www.cdti.com. Information contained in or accessible through our website does not constitute part of this prospectus.

 RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the risk factors described in Part I, Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as the risks, uncertainties and additional information set forth in the other documents incorporated by reference in this prospectus. For a description of these reports and documents, and information about where you can find them, see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference." Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any applicable prospectus supplement. The risks and uncertainties described in the prospectus supplement and the documents we incorporate by reference into this prospectus are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we believe are not material at the time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our securities could decline, and you could lose all or part of your investment. See also the information contained under the heading "Cautionary Statement Regarding Forward-Looking Statements" immediately below.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the foregoing, the words "may," "believe," "may," "could," "might," "possible," "potential," "project," "will," "should," "expect," "intend," "plan," "predict," "anticipate," "estimate," "approximate," "contemplate" or "continue" "target," "goal" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. All forward-looking statements included in this prospectus are based on information available to us up to, and including, the date of this document, and we assume no obligation to update any such forward-looking statements to reflect events or circumstances that arise after the date hereof. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain important factors, including those contained in or incorporated by reference into this prospectus. You should carefully review those factors and also carefully review the risks outlined in other documents that we file from time to time with the SEC.

USE OF PROCEEDS

        We will retain broad discretion over the use of net proceeds to us from the sale of our securities offered hereby. Except as may be otherwise described in a prospectus supplement, we currently anticipate using any net proceeds to us for general corporate purposes, which may include working capital, general and administrative expenses, capital expenditures and implementation of our strategic priorities. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our current business, although we have no present commitments or agreements for any such transactions. The amounts and timing of our actual expenditures for each purpose may vary significantly depending upon numerous factors, including the actual amount of proceeds we receive, competition and economic or other conditions.

        We cannot guarantee that we will receive any proceeds in connection with any offering hereunder because we may choose not to issue any of the securities covered by this prospectus. If we choose to issue securities, we will provide a prospectus supplement that will contain information about how we intend to use the proceeds from each such offering.

        Pending the application of such proceeds, we may invest the proceeds in short-term, interest bearing, investment-grade marketable securities or money market obligations.

 DILUTION

        If there is a material dilution of the purchasers' equity interest from the sale of common equity securities offered under this prospectus, we will set forth in any prospectus supplement the following information regarding any such material dilution:

  •
  the net tangible book value per share of our equity securities before and after the offering;

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  the amount of the increase in such net tangible book value per share attributable to the cash payments made by the purchasers in the offering; and

  •
  the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

RATIO OF EARNINGS TO FIXED CHARGES

        Because we have no preferred stock issued (and have not had any issued during the last five fiscal years), a ratio of earnings to combined fixed charges and preferred dividends is not presented. If we issue preferred stock in the future, we will set forth in any prospectus supplement the ratio of earnings to combined fixed charges and preferred dividends for the last five fiscal years.

DESCRIPTION OF COMMON STOCK

        The following description of our common stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of our common stock that we may offer under this prospectus. For the complete terms of our common stock, please refer to our Restated Certificate of Incorporation ("Certificate of Incorporation") and Bylaws, in each case as amended. The description herein does not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of our Certificate of Incorporation and Bylaws because they, and not the summary, define the rights of holders of shares of our common stock. You can obtain copies of our Certificate of Incorporation and Bylaws by following the directions under the heading "Where You Can Find More Information." The terms of our common stock also may be affected by Delaware law.

Authorized and Outstanding Capital Stock

        We are authorized to issue 24,000,000 shares of common stock, $0.01 par value per share. As of May 11, 2015, we had 14,194,702 shares of common stock outstanding. In addition, we had 1,610,069 shares of common stock reserved for issuance under outstanding warrants; 412,923 shares reserved for issuance under outstanding stock options; 243,873 shares reserved for issuance under outstanding restricted stock units; 250,000 shares reserved for issuance under convertible notes; and 180,538 shares reserved for issuance under our equity incentive plan. As of the date of this prospectus, we do not have any shares of preferred stock outstanding.

Voting Rights

        For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in the holder's name on our books. Our common stock does not have cumulative voting rights. The holders of a plurality of the shares of our common stock entitled to vote in any election of directors, voting together as a single class, can elect all of the directors standing for election, if they so choose.

Dividends

        Subject to limitations under Delaware law and preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by our Board of Directors out of legally available funds. We have never paid any cash dividends on our common stock and do not anticipate paying dividends in the near future.

Liquidation

        Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities of our company, subject to the prior rights of any preferred stock then outstanding.

Fully Paid and Nonassessable

        All shares of our outstanding common stock are fully paid and nonassessable and any additional shares of common stock that we issue will be fully paid and nonassessable.

Anti-Takeover Effects of Certain Charter and Bylaw Provisions and Delaware Law

        Our Certificate of Incorporation and Bylaws and Delaware law contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

        The provisions of our Certificate of Incorporation and Bylaws and Delaware law summarized below may have the effect of deterring hostile takeovers or delaying changes in control or management of us. They are designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Charter and Bylaw Provisions

        Our Certificate of Incorporation and Bylaws contain provisions relating to corporate governance and to the rights of stockholders. Our Bylaws provide that special meetings of stockholders may only be called by our Board of Directors, our Chairman of the Board or our Chief Executive Officer and shall be called by our Chairman, Chief Executive Officer or Secretary at the request in writing of stockholders owning at least one-fourth of the outstanding shares of capital stock entitled to vote. In addition, our Certificate of Incorporation provides that our Board of Directors may authorize the issuance of preferred stock without further stockholder approval and upon those terms and conditions, and having those rights, privileges and preferences, as our Board of Directors may determine.

        Since the terms of our Certificate of Incorporation and Bylaws may differ from the general information we are providing, you should only rely on the actual provisions of our Certificate of Incorporation and Bylaws. If you would like to read our Certificate of Incorporation and Bylaws, they are available as described under the heading "Where You Can Find More Information."

Delaware Anti-Takeover Law

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law. ("DGCL"). In general, this section prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless:

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  before the date on which the stockholder became an interested stockholder, the corporation's Board of Directors approved either the business combination or the transaction in which the person became an interested stockholder;

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  the stockholder acquires more than 85% of the outstanding voting stock of the corporation, excluding shares held by directors who are officers or held in certain employee stock plans, upon consummation of the transaction in which the stockholder becomes an interested stockholder; or

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  the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation that is not held by the interested stockholder, at a meeting of the stockholders held on or after the date of the business combination.

        Section 203 defines "business combination" to include:

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  any merger or consolidation involving the corporation and the interested stockholder;

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  any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;

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  in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder; or

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  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        An interested stockholder is a person who, together with affiliates and associates, owns, or at any time within the prior three years did own, 15% or more of the corporation's voting stock. Business combinations include, without limitation, mergers, consolidations, stock sales, asset sales or other transactions resulting in a financial benefit to interested stockholders.

Other Rights and Restrictions

        Holders of our common stock do not have preemptive or subscription rights, and they have no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock which we may designate in the future. Our Certificate of Incorporation and Bylaws do not restrict the ability of a holder of common stock to transfer the holder's shares of common stock.

Listing

        Our common stock is listed on the NASDAQ Capital Market under the symbol "CDTI."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF PREFERRED STOCK

        The following description of our preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of our preferred stock that we may offer under this prospectus. For the complete terms of our preferred stock, please refer to our Certificate of Incorporation and Bylaws, and the applicable certificate of designation to our Certificate of Incorporation ("Certificate of Designation") establishing the terms of the related series of preferred stock. See "Where You Can Find More Information." The descriptions herein and in the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of our Certificate of Incorporation, the applicable Certificate of Designation and our Bylaws because they, and not the summaries, define your rights as holders of shares of our preferred stock. The terms of our preferred stock also may be affected by Delaware law.

Authorized and Outstanding Shares

        We currently have authorized 100,000 shares of preferred stock, $0.01 par value per share, none of which have been issued. The Board of Directors has the right, without shareholder approval, to issue preferred stock and to establish its terms and conditions.

Designations, Powers, Preferences, Rights, Qualifications, Limitations and Restrictions

        Prior to issuance of shares of each series of our undesignated preferred stock, our Board of Directors is required by the DGCL and our Certificate of Incorporation to adopt resolutions and file a Certificate of Designations with the Secretary of State of the State of Delaware, fixing for each such series the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series.

        Our Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then-market price of such shares.

        Subject to limitations prescribed by the DGCL, our Certificate of Incorporation and our Bylaws, our Board of Directors is authorized to fix the number of shares constituting each series of preferred stock and the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors. Each series of preferred stock that we offer under this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

        The applicable prospectus supplement will describe the following terms of the series of preferred stock in respect of which this prospectus is being delivered:

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  the title and stated value of the preferred stock;

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  the number of shares of the preferred stock offered, the liquidation preference per share and the purchase price of the preferred stock;

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  the dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for dividends;

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  whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

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  the procedures for any auction and remarketing, if any, for the preferred stock;

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  the provisions for a sinking fund, if any, for the preferred stock;

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  the provisions for redemption, if applicable, of the preferred stock;

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  any listing of the preferred stock on any securities exchange or market;

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  the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or its manner of calculation) and conversion period;

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  voting rights, if any, of the preferred stock;

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  a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

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  whether interests in the preferred stock will be represented by depositary shares;

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  the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

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  any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

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  any other specific terms, preferences, rights, limitations or restrictions on the preferred stock.

Transfer Agent and Registrar

        The transfer agent and registrar for our preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

        The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and any related warrants, warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below.

        We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant, warrant certificate and/or warrant agreement agreement that describes the terms of the series of warrants we are offering, and any supplemental agreements, before the issuance of the related series of warrants. The following summaries of material terms and provisions of the warrants are subject to, and qualified in their entirety by reference to, all the provisions of the warrant, warrant certificate and/or warrant agreement applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus and the complete warrants, warrant certificates and/or warrant agreements that contain the terms of the warrants. For more information, please review the forms of these documents, which will be filed with the SEC and will be available as described under the heading "Where You Can Find More Information."

        The following is a summary of our outstanding warrants:

	Shares	Weighted Average Exercise Price	Range of Exercise Prices
Outstanding and exercisable at December 31, 2014 and May 11, 2015	1,610,069	$3.54	$1.25 - $10.40

Aggregate intrinsic value at May 11, 2015	$193,010

General

        We may issue warrants for the purchase of common stock or preferred stock in one or more series. We may issue warrants independently or together with common stock or preferred stock, and the warrants may be attached to or separate from these securities.

        We will evidence each series of warrants by warrants or warrant certificates that we will issue under a separate agreement. We may enter into a warrant agreement with a warrant agent. If we elect to do so, the warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus supplement relating to a particular series of warrants if we elect to use a warrant agent.

        We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

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  the offering price and aggregate number of warrants offered;

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  the currency or currencies (including composite currencies), and/or the securities (if any), in which the exercise price of the warrants may be payable; and, if the exercise price is payable in whole or in part with securities, the basis for determining the amount or number of such securities to be provided as such payment;

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  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

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  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

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  the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

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  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

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  the terms of any rights to redeem or call the warrants;

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  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

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  if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

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  the dates on which the right to exercise the warrants will commence and expire;

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  the manner in which the warrant agreement and warrants may be modified;

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  if applicable, material U.S. federal income tax consequences of holding or exercising the warrants;

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  the terms of the securities issuable upon exercise of the warrants;

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  the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

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  the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

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  the anti-dilution provisions of the warrants, if any;

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  any redemption or call provisions; and

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  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

        Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

        Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 p.m., Pacific Standard Time, on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Holders of warrants may exercise their respective warrants in the manner set forth in the applicable prospectus supplement relating to such warrants. We will set forth in the warrant or on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

        Upon receipt of the required payment and the warrant exercise notice or certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant or warrant certificate are exercised, then we may issue a new warrant or warrant certificate for the remaining amount of warrants as specified therein. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

        Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

        The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus and any related unit agreements and unit certificates. While the terms summarized below will apply generally to any units that we may offer, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any units offered under that prospectus supplement may differ from the terms described below.

        We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, any form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of such unit agreements and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus and the complete unit agreement and any supplemental agreements that contain the terms of the units. For more information, please review the forms of these documents, which will be filed with the SEC and will be available as described under the heading "Where You Can Find More Information."

General

        We may issue, in one or more series, units comprised of shares of our common stock or preferred stock and warrants to purchase common stock or preferred stock or any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

        We may evidence units by unit certificates that we issue under a separate agreement. We may issue the units under a unit agreement between us and one or more unit agents. If we elect to enter into a unit agreement with a unit agent, the unit agent will act solely as our agent in connection with the units and will not assume any obligation or relationship of agency or trust for or with any registered holders of units or beneficial owners of units. We will indicate the name and address and other information regarding the unit agent in the applicable prospectus supplement relating to a particular series of units if we elect to use a unit agent.

        We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

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  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

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  any provisions of the governing unit agreement that differ from those described below; and any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

        The other provisions regarding our common stock, preferred stock and warrants as described in this section will apply to each unit to the extent such unit consists of shares of our common stock and preferred stock and warrants to purchase our common stock.

Enforceability of Rights by Holders of Units

        Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

PLAN OF DISTRIBUTION

        We may sell the securities offered by this prospectus in one or more of the following ways from time to time:

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  to or through underwriters or dealers; or

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  directly to purchasers, including our affiliates, or to a single purchaser;

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  through one or more agents;

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  through a block trade in which the broker or dealer engaged to handle the block will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

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  through a combination of any of these methods of sale.

        In addition, we may issue the securities being offered by this prospectus as a dividend or distribution.

        We may effect the distribution of the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

        We will set forth in a prospectus supplement the terms of the offering of our securities, including:

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  the type and amount of securities we are offering;

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  the purchase price of our securities being offered and the net proceeds we will receive from the sale;

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  the method of distribution of the securities we are offering;

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  the name or names of any agents, underwriters or dealers;

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  any over-allotment options under which underwriters may purchase additional securities from us;

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  any underwriting discounts and commissions or agency fees and commissions and other items constituting underwriters' or agents' compensation;

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  any discounts or concessions allowed or re-allowed or paid to dealers; and

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  any securities exchanges on which such securities may be listed.

Sale through Underwriters

        If we use an underwriter or underwriters in the sale of securities offered by this prospectus, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales.

        Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

        If we use an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in the applicable prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions.

        We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

Sale Through Dealers

        If we use dealers in the sale of the securities offered by this prospectus, we or an underwriter will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices to be determined by the dealers at the time of resale. The applicable prospectus supplement will set forth the names of the dealers and the terms of the transactions.

Direct Sales

        We may directly solicit offers to purchase the securities offered by this prospectus. In this case, no underwriters or agents would be involved. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Sale Through Agents

        Securities also may be offered and sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment. Any agent may be deemed to be an underwriter within the meaning of the Securities Act with respect to any sale of those securities.

Delayed Delivery Contracts

        If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

        Our common stock is listed on the NASDAQ Capital Market. Any common stock sold pursuant to a prospectus supplement will be eligible for listing and trading on the NASDAQ Capital Market, subject to official notice of issuance. Unless the applicable prospectus supplement states otherwise, each other class or series of securities issued will be a new issue and will have no established trading market. We may elect to list any other class or series of securities on an exchange, but we are not currently obligated to do so.

        Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market. Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

        The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

Derivative Transactions and Hedging

        We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others.

        The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic Auctions

        We also may make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

        Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called "real-time" basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder's individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

        Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

        Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against specified liabilities, including liabilities under the Securities Act of 1933, or to contribution by us to payments they may be required to make in respect to such liabilities. The applicable prospectus supplement will describe the terms and conditions of indemnification or contribution. Some of our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business. We will describe in the prospectus supplement the nature of any such relationship and the name of the parties involved. Any lockup arrangements will be set forth in the applicable prospectus supplement.

        Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

        The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS

        Unless the applicable prospectus supplement indicates otherwise, certain legal matters with respect to the validity of the securities offered under this prospectus and any prospectus supplement will be passed upon for us by DLA Piper LLP (US), Phoenix, Arizona. Counsel for any underwriter or agent will be noted in the applicable prospectus supplement.

 EXPERTS

        The consolidated financial statements of Clean Diesel Technologies, Inc. as of December 31, 2014 and 2013 and for each of the two years in the period ended December 31, 2014, incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, LLP, independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the securities covered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not include all of the information contained in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

Investor Relations Manager
Clean Diesel Technologies, Inc.
1621 Fiske Place
Oxnard, CA 93033
(805) 639-9555
Internet Website: www.cdti.com

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus the information contained in the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will update and supersede this information.

        This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about us:

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  our Annual Report on Form 10-K for the year ended December 31, 2014 filed on March 18, 2015;

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  portions of our definitive proxy statement on Schedule 14A filed on April 2, 2015 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

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  our Quarterly Report on Form 10-Q filed on May 12, 2015;

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  our Current Report on Form 8-K filed on February 11, 2015 (other than the information furnished therein under Item 7.01 and Exhibit 99.1); and

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  the description of our common stock, $0.01 par value per share, contained in our registration statement on Form 8-A filed on September 27, 2007, including any amendments or reports filed for the purpose of updating such description.

        All filings that we may file pursuant to the Exchange Act subsequent to the date hereof and prior to effectiveness of this registration statement shall be deemed to be incorporated in this registration statement and to be a part hereof from the date of filing of such documents or reports. In addition, we incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information "furnished" to the SEC), from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC. These documents are available to you without charge. See "Where You Can Find More Information."

        For purposes of this prospectus, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

CLEAN DIESEL TECHNOLOGIES, INC.

Shares of Common Stock

Series B Pre-funded Warrants

to Purchase                Shares

of Common Stock

PROSPECTUS SUPPLEMENT

Oppenheimer & Co., Inc.

Lake Street Capital Markets

                        , 2015